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Exhibit 99.1  Press Release issued by the Company dated October 10, 2003

Pep Boys files Shelf Registration Statement

Philadelphia - October 10, 2003 - The Pep Boys - Manny, Moe & Jack
(NYSE: "PBY"), the nation's leading automotive aftermarket and service chain, announced that it filed a shelf registration statement today with the Securities and Exchange Commission ("SEC") for up to an aggregate of $300 million of its securities. Once the registration statement becomes effective, the Company may complete one or more offerings of its common stock, debt securities, warrants, stock purchase contracts or stock purchase units. The Company intends to use the net proceeds from any offering for repayment of borrowings, capital expenditures, working capital and general corporate purposes.

The registration statement relating to these securities has been filed with the SEC, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



Investor Contact:  George Babich, President & CFO  (215) 430-9270
Media Contact:  Bill Furtkevic   (215) 430-9676
Pep Boys
3111 West Allegheny Avenue
Philadelphia, PA 19132
Internet: http://www.pepboys.com


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